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                          CAREER EDUCATION CORPORATION
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               (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Steve Bostic on Feburary 10, 2006.

FOR IMMEDIATE RELEASE
---------------------

    STEVE BOSTIC ANNOUNCES INTENT TO NOMINATE ALTERNATE SLATE OF DIRECTORS TO
                       CAREER EDUCATION CORPORATION BOARD

SEA ISLAND, GA, February 10, 2006 --- Steve Bostic, the beneficial owner of approximately 1% of the common stock of Career Education Corporation (NASDAQ:
CECO), today announced that on February 8, 2006 he sent a letter to John M. Larson, Chairman, President and Chief Executive Officer of CEC.

In this letter provided below, Mr. Bostic expressed his disappointment with the CEC's Board and management's failure to expeditiously take the actions Mr. Bostic believes are necessary to restore the Company's damaged reputation, enhance the quality of the educational standards and programs that are critical to CEC's success, and to address and resolve in a timely way the regulatory and operational problems weighing on CEC. Mr. Bostic stated his belief that the Company's corporate governance requires changes that represent real reform and give shareholders an effective voice. He added that the shareholder proposals and amendment to CEC's By-laws announced by the Company on February 2, 2006 do not go far enough to implement the corporate governance reforms that shareholders called for at the 2005 annual meeting.

Mr. Bostic also asked a number of important questions about the Company's plans for reforms to address the ongoing regulatory and operational problems at CEC, which he believes are adversely impacting its financial performance, and he requested a public response to those questions. On February 8, 2006, CEC sent a letter to Mr. Bostic's counsel stating that CEC will not comment on the issues raised in the letter prior to CEC's earnings call, scheduled for February 15, 2006.

Given the ongoing investigations by the Securities and Exchange Commission's Division of Enforcement and the U.S. Justice Department, the review by the U.S. Department of Education, the probationary status of American InterContinental University and litigation that confronts CEC, Mr. Bostic believes that it is critical that CEC's management immediately explain to CEC's shareholders how it proposes to resolve the problems weighing on the company. In light of CEC's letter, Mr. Bostic has retained the New York City law firm of Cadwalader, Wickersham & Taft LLP, and announced that he intends to nominate an alternate slate of three directors for election to CEC's Board at its 2006 annual meeting of CEC's shareholders. The slate will include Mr. Bostic and two additional nominees to be announced shortly.

In 1995, Mr. Bostic founded the holding company that owned and successfully operated the American InterContinental University, an institution of higher education consisting of seven accredited universities, and merged his holdings in American InterContinental University with CEC in 2001. Mr. Bostic is the principal investor in White Oaks Capital LLC, a company headquartered in Sea Island, Georgia that owns Live Oaks Development LLC, a real estate development company, First ArtWorks, which specializes in promoting and funding the arts in the K-8 school market, and IDAC, the Island Design and Architectural Center.


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

The text of the letter dated February 8, 2006, from Mr. Bostic to Mr. Larson follows:



Mr. John M. Larson
Chairman, President and Chief Executive Officer
Career Education Corporation
2895 Greenspoint Parkway
Suite 600
Hoffman Estates, Illinois  60195

Dear Jack:

I am writing to follow up on my letter of December 12, 2005, in which I strongly urged the Career Education Corporation ("CEC") Board of Directors to do all that is necessary to exercise its fiduciary responsibility, restore the Company's damaged reputation and gain back CEC's lost market value - without further delay.

The marketplace has put you in the penalty box with respect to the performance of CEC's stock. Consider the price to earnings ratio of CEC and its competitors per Bloomberg as of February 6, 2006:

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             CEC                        APOL                       ESI
             ---                        ----                       ---
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             14.5                       21.3                       26.8
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CEC's depressed P/E ratio signals the shareholders' gross lack of confidence in
CEC's current Board and management. CEC stock continues to trade at a substantial discount to its peers in spite of the recent addition of two directors (who were selected and appointed without shareholder input or approval).

The effect of the CEC Board's inability - or unwillingness - to resolve the serious issues facing the Company does not stop with its stock price. The Commission on Colleges ("COC") of the Southern Association of Colleges and Schools ("SACS") placed American InterContinental University ("AIU") on Probation for 12 months on December 5, 2005. Probation applies to the entire institution including all programs, branch campuses, off-campus sites, and AIU's highly valued distance learning program. As stated in COC's Disclosure Statement on December 14, 2005, regarding the status of AIU, "Probation is COC's most serious sanction, short of loss of membership, and is imposed on an institution for failure to correct deficiencies of significant non-compliance." In spite of your press release of January 17, 2006, which appears to be an attempt to minimize the severity of the SACS probation, the fact is that AIU is at risk of losing its highly valued accreditation this December. If SACS were to withdraw AIU's membership and accreditation, it would be tragic for thousands of our students and, in my view, could totally destroy shareholder value.

The Chronicle of Higher Education published an extensive article on January 13, 2006, highlighting the legal and regulatory issues at CEC and the deficiencies of its quality processes,


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

as well as questionable recruiting and retention practices at AIU. The Chronicle's research is consistent with the SACS probation status illustrating once again that CEC's Board and management have failed to respond to the quality requirements mandated by government regulators and the accreditation requirements of higher education. There is no question that to save our company, urgent action must be taken to improve CEC's quality imperatives, its academic programs and student retention. The failure to promptly and adequately address these issues, as well as the decision to whitewash shareholders' mandates, has resulted in shareholders' significant concerns about CEC's management and the Board's ability to lead the Company through these perilous times.

You owe the shareholders an explanation of the allegations being made by SACS and the plaintiffs in the numerous shareholder suits that plague our Company. How do you intend to address and resolve in a timely way the numerous problems weighing on our Company? I encourage you to provide me and the other CEC shareholders with honest answers to the following questions no later than February 13, 2006:

      1. What changes do you plan to make in the oversight structure of CEC, and its constituent institutions, and in their operating practices, in order to correct past regulatory violations; assure regulatory compliance going forward; and instill and maintain an ethical corporate culture consistent with the Sarbanes-Oxley Act of 2002?

      2. What changes have you made or do you plan to make specifically in the areas of marketing, admissions and financial aid with respect to: (i) operating policies and practices; (ii) personnel working in those areas; (iii) reporting relationships; (iv) regulatory audits or reviews; and (v) disciplinary actions?

      3. What are the specific steps that AIU is taking in its "comprehensive action plan", which was mentioned in CEC's January 17, 2006 press release, to meet COC criteria in each of the core academic and operational areas that have been identified as being deficient?

      4. What changes do you plan to make to CEC's administration of its private loan programs to curb the loss of loan repayment revenue and to improve the accuracy of the reporting of loan status and bad debt expense?

      5. What changes do you plan to make to the systems and practices that CEC uses to capture data and prepare reports to regulatory bodies and the public on key educational measures, in order to ensure accuracy in CEC's reported enrollment, retention, graduation and placement statistics?

      6. What changes do you plan to make in CEC's academic and operational practices, including student services, to improve student retention and graduation rates?

      7. What changes do you plan to make in CEC's human resources management policies and practices to improve employee morale, provide faculty and employee training and development and to build loyalty and increase the retention of valuable employees?

I believe that new, independent directors, nominated and elected by the shareholders, can move quickly and decisively to act in the best interests of CEC's students, faculty, staff and shareholders. Consequently, if I and other shareholders fail to receive satisfactory responses to


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the above questions, on or before February 13, 2006, I intend to propose three nominees for election to the Board at this year's annual meeting whom I feel will be responsive to shareholders and provide much needed reform. I will provide you with the names of these nominees in due course in accordance with the requirements of the Company's Bylaws. You need to hear - and start listening to - shareholders' opinions.

At the May 20, 2005 annual meeting, CEC's shareholders sent an unequivocal message to the Board by overwhelmingly supporting the three shareholder proposals on the agenda: to declassify the Board, to grant shareholders the right to call special meetings, and to eliminate the poison pill. Shareholders soundly rejected the Board's director-nominees through an overwhelming "withhold" vote. In my view, this mandate for change was, above all, a strong statement of the shareholders' profound unhappiness with the current level of effectiveness and accountability of the CEC Board and management. By now, the Board and management should have taken the steps necessary to implement these proposals in a meaningful way.

It was with great interest that I read CEC's press release of February 2, 2006, in which CEC announced proposals allowing shareholders to call special meetings with a two-thirds affirmative vote; a phased-in declassification of the Board over the course of the next three years; and an amendment to the Bylaws requiring any director-nominee running in an uncontested election that does not receive a majority of affirmative votes from the shareholders at any election to tender his or her resignation. These proposals are illusory and do not go nearly far enough in implementing the true corporate governance reform that CEC sorely needs.

Instead of these half-measures, I believe that the Company's corporate governance requires changes that represent real reform and gives shareholders an effective voice. What is truly required to give a meaningful voice to the shareholders, and what should be implemented by the Board as soon as possible, is to grant shareholders the right to call special meetings with a one-third affirmative vote (or less, consistent with other companies which have adopted similar proposals) as well as the immediate declassification of the entire Board together with the establishment of one-year terms for all directors. A majority of CEC shareholders and the three major independent proxy advisory firms supported our proposals as presented at last year's annual meeting.

If you would like to discuss any matters related to the recovery at CEC, do not hesitate to contact me at (912) 634-3300. I look forward to receiving your response no later than February 13, 2006.

                                       Very truly yours,
                                       /s/ Steve Bostic
                                       Steve Bostic

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. BOSTIC FROM THE STOCKHOLDERS OF CAREER EDUCATION CORPORATION FOR USE AT ITS ANNUAL MEETING (A) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CAREER EDUCATION


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

CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. MR. BOSTIC WILL MAKE ADDITIONAL COPIES OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS AVAILABLE FOR FREE TO THE STOCKHOLDERS OF CAREER EDUCATION CORPORATION. PLEASE DIRECT YOUR REQUEST FOR PROXY STATEMENTS AND OTHER RELATED DOCUMENTS TO MR. STEVE BOSTIC, WACHOVIA PLAZA, P.O. BOX 31046, SEA ISLAND, GA 31561.

PARTICIPANT INFORMATION:

MR. BOSTIC HAS AN INTEREST IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2006 ANNUAL MEETING OF CAREER EDUCATION CORPORATION ARISING FROM HIS BENEFICIAL OWNERSHIP OF THE COMMON STOCK OF THE CAREER EDUCATION CORPORATION. MR. BOSTIC IS THE BENEFICIAL OWNER OF 1,081,340 SHARES OF CAREER EDUCATION CORPORATION'S COMMON STOCK.

Media Contact:
--------------
Kimberly Kriger
Kekst and Company
(212) 521-4862
kimberly-kriger@kekst.com


Investor Contact:
-----------------
Steve Bostic
(912) 634-3300
steve@whiteoaksllc.net


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